Exhibit 5.1

February 3, 2025

Viper Energy, Inc.

500 West Texas, Suite 100

Midland, Texas 79701

Re: Viper Energy, Inc. Registration Statement on Form S-3/ASR File No. 333-232039

Ladies and Gentlemen:

We have acted as counsel to Viper Energy, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-3/ASR (File No. 333-232039) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of 28,336,000 shares (including 3,696,000 shares subject to the Underwriters’ (as defined below) option to purchase additional shares, which was exercised in full on January 31, 2025) (the “Shares”) of the Company’s Class A Common Stock, par value $0.000001 per share (“Class A Common Stock”), pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), dated January 30, 2025, by and between the Company and J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Mizuho Securities USA LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein (the “Underwriters”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of (i) the Underwriting Agreement and (ii) such corporate records of the Company and other certificates and documents of officials of the Company and public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that the Shares are uncertificated and, upon sale and delivery, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company. We have also assumed the existence and entity power of each party to any document referred to herein other than the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Viper Energy, Inc.

February 3, 2025

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the Shares have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Shares will have been duly authorized by all necessary corporate action on the part of the Company and validly issued and will be fully paid and non-assessable.

The opinion and other matters in this letter are qualified in their entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law.

B. This letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or entity or any other circumstance.

C. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

We hereby consent to the filing of this letter as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this letter into the Registration Statement and to the use of our name in the Prospectus dated September 11, 2024, the Preliminary Prospectus Supplement dated January 30, 2025 and the Final Prospectus Supplement dated January 30, 2025, forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD
AKIN GUMP STRAUSS HAUER & FELD LLP